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                                                                  EXHIBIT 23.8

                       CONSENT OF VOLPE, WELTY & COMPANY

  We hereby consent to the inclusion of our opinion letter dated February 6, 1995 to the Board of Directors of Wavefront Technologies, Inc. ("Wavefront") as Annex C to the Proxy Statement/Prospectus relating to the proposed merger of S Acquisition Corporation, a wholly owned subsidiary of Silicon Graphics, Inc. with and into Wavefront, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary--Recommendation; Fairness Opinion" and "The Merger--Opinion of Wavefront's Financial Advisor." In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder.

                                          VOLPE, WELTY & COMPANY

May 10, 1995